UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 21, 2005

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01:                                         Entry into a Material Definitive Agreement

On June 21, 2005, Versant Corporation (“Versant” or the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Loan and Security Agreement, a Streamline Facility Agreement and an Intellectual Property Security Agreement (collectively, the “Loan Agreements”) which set forth the terms and conditions of a secured accounts receivable line of credit for Versant with the Bank.

Under the Loan Agreements, Versant may borrow up to a maximum of $3.0 million from the Bank at any one time under a revolving secured accounts receivable-based line of credit.  This line of credit permits Versant to obtain short-term loan advances from the Bank equal to a percentage of the face amount of specific eligible accounts receivable of Versant (this percentage is initially 80% of the face amount but may be decreased by the Bank in its discretion on a case-by-case basis). The interest rate on each advance will be either 4.0% or 4.5% above the Bank’s prime rate.  Each advance made to Versant under this credit facility must be repaid by no later than the date when the receivable on which the Bank’s advance is based is paid to Versant, and may be due earlier in certain circumstances.  In particular, Versant’s obligations to repay loans may be accelerated in the event of a default by Versant under the Loan Agreements.  Versant’s ability to receive loan advances under the Loan Agreements is also subject to Versant’s continued compliance with various covenants, representations, warranties and conditions, including but not limited to negative covenants against certain sale of assets or mergers involving Versant or its subsidiaries.

Versant’s obligations to the Bank under the Loan Agreements are secured by a first security interest in all of Versant’s assets, including its equipment, cash and intellectual property.  Versant must also pay the Bank certain fees to establish and maintain this credit facility, and agree to maintain certain of its deposit accounts with the Bank subject to certain account control arrangements. The credit facility provided by the Loan Agreements expires and terminates by no later than June 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: June 27, 2005	By:	/s/	Jochen Witte
Jochen Witte, Chief Executive Officer